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                                                                    Exhibit 99.1


Contacts:   For Media:      John Calagna
                            (212) 578-6252

            For Investors:  Kevin Helmintoller
                            (212) 578-5140


           METLIFE BOARD DECLARES DATE FOR ANNUAL SHAREHOLDERS MEETING

NEW YORK, January 21, 2004 - The board of directors of MetLife, Inc. (NYSE: MET) today announced that the company will hold its annual shareholders meeting on April 27, 2004. The board also established March 1, 2004 as the record date for determining shareholders entitled to vote at the meeting. The meeting will begin at 10:30 a.m. (ET). It will take place in the auditorium at One Madison Avenue in New York City.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 12 million individuals in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies have insurance operations in 10 countries serving approximately 8 million customers.

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